EX-5
    OPINION OF BRIAN F. FAULKNER, A PROFESSIONAL LAW CORPORATION

                            Brian F. Faulkner
                     A Professional Law Corporation
                     27127 Calle Arroyo, Suite 1923
                  San Juan Capistrano, California 92675
                             (949) 240-1361


August 1, 2006


U.S. Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:  5G Wireless, Inc. - Form SB-2

Dear Sir/Madame:

     I have acted as a counsel to 5G Wireless Communications, Inc., a Nevada corporation ("5G Wireless"), in connection with its registration statement on Form SB-2 ("Registration Statement") relating to the registration of 38,481,416 shares of common stock ("Shares"), $0.001 par value per Share, by selling stockholders of 5G Wireless. In my representation I have examined such documents, corporate records, and other instruments as I have deemed necessary or appropriate for purposes of this opinion, including, but not limited to, the Articles of Incorporation, and all amendments thereto, and Bylaws of 5G Wireless.

     Based upon and in reliance on the foregoing, and subject to the qualifications and assumptions set forth below, it is my opinion that 5G Wireless is duly organized and validly existing as a corporation under the laws of the State of Nevada, and that the Shares, when issued and sold under the Registration Statement, will be validly issued, fully paid, and non-assessable.

     My opinion is limited by and subject to the following:

(a) In rendering my opinion I have assumed that, at the time of each issuance and sale of the Shares, 5G Wireless will be a corporation validly existing and in good standing under the laws of the State of Nevada.

(b) In my examination of all documents, certificates and records, I have assumed without investigation the authenticity and completeness of all documents submitted to me as originals, the conformity to the originals of all documents submitted to me as copies and the authenticity and completeness of the originals of all documents submitted to me as copies. I have also assumed the genuineness of all signatures, the legal capacity of natural persons, the authority of all persons executing documents on behalf of the parties thereto other than 5G Wireless, and the due authorization, execution and delivery of all documents by the parties thereto other than 5G Wireless. As to matters of fact material to this opinion, I have relied upon statements and representations of representatives of 5G Wireless and of public officials and have assumed the same to have been properly given and to be accurate.

(c) My opinion is based solely on and limited to the federal laws of the United States of America and the Nevada laws. I express no opinion as to the laws of any other jurisdiction.

                                       Sincerely,


                                       /s/  Brian F. Faulkner
                                       Brian F. Faulkner, Esq.